EXHIBIT 99.1

News Release

Contact: Corporate Communications

Houston: 713.324.5080

Email: corpcomm@coair.com

News archive: continental.com/news/ Address: P.O. Box 4607, Houston, TX 77210-4607

CONTINENTAL AIRLINES ANNOUNCES THIRD QUARTER RESULTS

Special charges result in quarterly loss

HOUSTON, Oct. 19, 2004 -- Continental Airlines (NYSE: CAL) today reported a third quarter net loss of $16 million ($0.24 loss per share). The net loss includes special charges of $22 million primarily due to the retirement of leased MD-80 aircraft.

Excluding the special charges, Continental recorded net income of $6 million ($0.08 per share) for the quarter, which compares favorably to the First Call mean estimate of $0.17 loss per share. Net income includes a $15 million mark-to-market gain relating to the company's Orbitz holdings during the quarter.

In September, Continental identified approximately $200 million of additional annual pre-tax cost savings, including staff reductions, in an attempt to reduce the gap between revenue and expenses. Coupled with the carrier's previously announced revenue and cost savings initiatives, these efforts are expected to result in approximately $1.1 billion in annual run-rate benefits. Nonetheless, Continental expects to report a significant loss for 2004, and unless the current environment improves, expects to record a significant loss in 2005 as well.

"With oil at stratospheric prices and the government siphoning off more than $1 billion annually in fees and non-income related taxes, it's amazing that we were able to produce these modest results for the quarter," said Gordon Bethune, Continental Airlines chairman and chief executive officer. "My hat is off to the thousands of professional men and women who continue to outperform our competitors day in and day out."

Third Quarter Revenue and Capacity

Passenger revenue for the quarter was $2.4 billion, 8.7 percent higher than the same period in 2003, due to increased revenue from international flights and more regional flying. Revenue from international mainline service accounted for 43 percent of the total mainline passenger revenue of $2.0 billion during the third quarter. Mainline yields during the quarter declined 1.6 percent year-over-year due to heavy competition with low cost carriers in domestic and Caribbean markets.

Mainline revenue passenger miles (RPMs) increased 9.0 percent over the third quarter 2003 on a capacity increase of 7.0 percent. Mainline load factor for the quarter was a record 81.5 percent, an increase of 1.5 points year-over-year, while consolidated load factor was 80.7 percent, 1.6 points higher than the third quarter 2003. Continued record high fuel prices and declines in domestic yield from industry fare discounting were partially responsible for the 11.6 point increase in Continental's consolidated breakeven load factor of 81.4 percent for the quarter compared to the third quarter of 2003.

Regional RPMs in the third quarter were up 24.5 percent on an increased capacity of 18.8 percent versus the same period in 2003. Regional load factor in the third quarter increased 3.4 points over the same period 2003, to 74.2 percent, a quarterly record. Regional revenue per available seat mile (RASM), however, declined 2.1 percent year- over-year.

Despite weak domestic yields, Continental continued to enjoy domestic length-of-haul adjusted yield and RASM premiums to the industry. The four major hurricanes that hit Florida, the East Coast and the Caribbean during the quarter had a minimal effect on Continental's domestic mainline RASM, costing the company an estimated $10 million in lost revenue.

Passenger revenue for the third quarter 2004 and period to period comparisons of related statistics by geographic region for the company's mainline and regional operations are as follows:
		Percentage Increase (Decrease) in Third Quarter 2004 vs. Third Quarter 2003
	Passenger Revenue (in millions)	Passenger Revenue	RASM	ASMs
Domestic	$1,116	(0.5)%	(0.5)%	0.0%
Transatlantic	433	26.6%	0.8%	25.6%
Latin America	253	8.8%	(4.7)%	14.1%
Pacific	170	19.9%	15.0%	4.3%
Total Mainline	$1,972	7.3%	0.3%	7.0%

Regional	$ 405	16.4%	(2.1)%	18.8%

Total System	$2,377	8.7%	0.5%	8.1%

Continental continues to suffer the unrelenting and ever growing burden of excessive fees and non-income related taxes. The company incurred $280 million in fees and non-income related taxes charged on passenger tickets by various governmental entities in the third quarter. For the first nine months of 2004, those fees and taxes totaled $787 million. The company expects to incur over $1 billion of those fees and taxes for the full year 2004, all while incurring a significant loss.

Operational Accomplishments

Continental overcame operational challenges posed by four hurricanes and a runway closure at Newark Liberty International Airport to finish the quarter with an excellent operational record. Despite these challenges, the carrier's on-time performance for the quarter, as reported to the Department of Transportation, was 81.1 percent. Continental had relatively few flight cancellations, operating 24 days without a single mainline flight cancellation, and finished the quarter with a mainline completion factor of 99.3 percent.

"In spite of severe weather and some of the heaviest passenger loads in the company's history, Continental ran a truly stellar operation," said Larry Kellner, Continental's president and chief operating officer. "Our co-workers worked under difficult conditions to overcome incredible challenges and once again, prove that they are the best in the business."

In the third quarter, Continental became a member of SkyTeam, now the world's premier airline alliance. SkyTeam gives Continental's global travelers a broad choice of 658 global destinations in more than 130 countries. Passengers are now able to accrue and redeem frequent flyer miles on all of the nine member airlines; Continental, Aeroméxico, Air France, Alitalia, CSA Czech Airlines, Delta Air Lines, KLM Royal

Dutch Airlines, Korean Air and Northwest Airlines.

In September, Continental began charging a $5 service fee for tickets booked via its reservations centers and a $10 fee for tickets booked at airport ticket counters in the United States. Continental does not charge a fee for booking and ticketing on continental.com or at airport self-service kiosks.

Continental signed an unprecedented partnership accord with its pilots union, the Air Line Pilots Association (ALPA), to codify key aspects of its labor/management relations. It was through this ongoing commitment to work together that the airline will be able to recall 328 pilots from furlough by the middle of next spring. These recalls are in addition to 197 pilots recalled by the carrier since January 2004.

Continental applied to begin two routes to China from its New York hub at Newark Liberty International Airport. In a filing with the U.S. Department of Transportation, the carrier requested permission to inaugurate service to Beijing in the spring of 2005 and to Shanghai in the spring of 2006, subject to government approval. The company also recently announced new service between New York/Liberty and Bristol, Belfast, Berlin and Hamburg (subject to government approval).

Continental added several new routes to its systemwide network in the third quarter, including flights from its hub at Bush Intercontinental Airport at Houston to Boise, Idaho and Durango, Mexico; from Houston Hobby Airport to Cleveland and New York/Liberty; between Birmingham, Alabama, and Cleveland; and between Tucson and New York/Liberty.

Third Quarter Financial Results

Continental's mainline cost per available seat mile (CASM) increased 4.9 percent (CASM decreased 2.1 percent excluding special charges and holding fuel rate constant) in the third quarter compared to the same period last year, primarily due to record high fuel prices.

West Texas Intermediate crude oil continues to sell at record prices, closing on Oct. 18, 2004 at $53.67 per barrel after reaching an all-time high of $55.33. The company has hedged approximately 46 percent of its remaining 2004 fuel requirements with petroleum call options at an average strike price of approximately $36.50 per barrel.

"In the third quarter, we added another $200 million of cost savings initiatives in a further effort to avoid asking our employees for wage reductions and work rule changes," said executive vice president and chief financial officer Jeff Misner. "Despite all our efforts, we remain in an uphill battle against a weak revenue environment and skyrocketing fuel prices."

Continental expects to receive approximately $80 million from the disposition of its Orbitz holdings in the fourth quarter 2004.

The $22 million special charge recorded in the third quarter is principally for future obligations for rent and return conditions related to three leased MD-80 aircraft that were retired during the quarter. The company also reduced approximately 675 positions during the quarter, the majority of which involved management, clerical and reservation agent positions.

Continental's seven remaining MD-80 aircraft will be retired over the next three months, and as a result, Continental will incur a $17 million special charge in the fourth quarter.

Continental continues to enhance its fuel efficient fleet, taking delivery of three Boeing 737-800s and installing blended winglets on 10 of its 737-800 aircraft in the third quarter. The company expects to take delivery of two additional Boeing 737-800s in the last quarter of 2004.

The airline ended the third quarter with $1.54 billion in unrestricted cash and short-term investments.

Corporate Background

Continental Airlines, the official airline of the Houston Astros and New York Yankees, is the world's sixth-largest airline with more than 3,000 daily departures throughout the Americas, Europe and Asia. Continental serves 151 domestic and 120 international destinations - more than any other airline in the world - and nearly 400 additional points are served via SkyTeam alliance airlines. With more than 41,000 employees, the airline has hubs serving New York, Houston, Cleveland and Guam, and carries approximately 51 million passengers per year. In 2004, Continental has earned awards and critical acclaim for both its operation and its corporate culture. FORTUNE ranks Continental one of the 100 Best Companies to Work For in America, an honor it has earned for six consecutive years, and also ranks Continental as the top airline in its Most Admired Global Companies in 2004. The carrier won major awards at the 2004 OAG Airline of the Year Awards including "Airline of the Year," "Best Airline Based in North America" and "Best Executive/Business Class." For more company information, visit continental.com.

Continental Airlines will conduct a regular quarterly telephone briefing today to discuss these results and the company's financial and operating outlook with the financial community and news media at 9:30 a.m. CT/10:30 a.m. ET. To listen to a live broadcast of this briefing, go to continental.com/company.

This press release may contain forward-looking statements that are not limited to historical facts, but reflect the Company's current beliefs, expectations or intentions regarding future events. All forward-looking statements involve risks and uncertainties that could cause actual results to differ from those in the forward-looking statements. For examples of such risks and uncertainties, please see the risk factors set forth in the Company's 2003 10-K and its other securities filings, which identify important matters such as terrorist attacks and international hostilities, domestic and international economic conditions, the significant cost of aircraft fuel, labor costs, competition and industry conditions including growth of low cost carriers, the demand for air travel, airline pricing environment and industry capacity decisions, regulatory matters and the seasonal nature of the airline business. In addition to the foregoing risks, there can be no assurance that the company will be able to achieve the pre-tax benefits from the revenue-generating and cost-reducing initiatives discussed in this press release, some of which will depend, among other matters, on customer acceptance and competitor actions. We undertake no obligation to publicly update or revise any forward-looking statements to reflect events or circumstances that may arise after the date of this report.

The financial statement deconsolidation of ExpressJet in November 2003 affects the comparability of quarter-to-quarter financial results in all line items except passenger revenue. Post-deconsolidation, Continental's proportionate share of ExpressJet's net income is reflected in equity in the income of affiliates. Payments made to ExpressJet under Continental's capacity purchase agreement, previously eliminated in consolidation, are reported in ExpressJet capacity purchase, net, in 2004. See the attached table "ExpressJet Deconsolidation Impact" for a year-over-year comparison of individual items excluding the impact of ExpressJet deconsolidation.

-tables attached-

CONTINENTAL AIRLINES, INC. AND SUBSIDIARIES

FINANCIAL SUMMARY
(In millions of dollars, except per share data)
(Unaudited)
	Three Months Ended September 30,		Increase/
	2004	2003	(Decrease)
Operating Revenue:
Passenger (excluding fees and taxes of $280 and $228) (a)	$2,377	$2,186	8.7%
Cargo, mail and other	187	179	4.5%
	2,564	2,365	8.4%
Operating Expenses:
Wages, salaries and related costs	703	778	(9.6)%
Aircraft fuel and related taxes	414	333	24.3%
ExpressJet capacity purchase, net	347	-	NM
Aircraft rentals	224	225	(0.4)%
Landing fees and other rentals	169	165	2.4%
Commissions, booking fees, credit card discount and other distribution costs	139	131	6.1%
Maintenance, materials and repairs	107	135	(20.7)%
Depreciation and amortization	104	110	(5.5)%
Passenger servicing	84	81	3.7%
Special charges (b)	22	-	NM
Other	227	233	(2.6)%
	2,540	2,191	15.9%

Operating Income	24	174	(86.2)%

Nonoperating Income (Expense):
Interest expense	(97)	(100)	(3.0)%
Interest capitalized	3	6	(50.0)%
Interest income	8	5	60.0%
Equity in the income of affiliates	15	4	NM
Gain on dispositions of ExpressJet Holdings shares	-	173	NM
Other, net	31	(1)	NM
	(40)	87	NM

Income (Loss) before Income Taxes and Minority Interest	(16)	261	NM
Income Tax Expense (c)	-	(113)	NM
Minority Interest	-	(15)	NM
Net Income (Loss)	$ (16)	$ 133	NM

Basic Earnings (Loss) per Share	$(0.24)	$ 2.04	NM

Diluted Earnings (Loss) per Share	$(0.24)	$ 1.83	NM

Shares used for computation:
Basic	66.3	65.4	1.4%
Diluted	66.3	74.6	(11.1)%

  The fees and taxes are primarily U.S. federal transportation taxes, federal security charges, airport passenger facility charges and foreign departure taxes.

  During the third quarter of 2004, the company recorded special charges of $22 million primarily related to the retirement of three leased MD-80 aircraft.

  Due to continued losses, the company was required to provide valuation allowances on deferred tax assets recorded on losses beginning with the third quarter of 2004. As a result, the company's third quarter net loss was not reduced by any tax benefits.

Note: 2003 amounts include the consolidation of ExpressJet while 2004 does not.

CONTINENTAL AIRLINES, INC. AND SUBSIDIARIES

FINANCIAL SUMMARY
(In millions of dollars, except per share data)
(Unaudited)
	Nine Months Ended September 30,		Increase/
	2004	2003	(Decrease)
Operating Revenue:
Passenger (excluding fees and taxes of $787 and $677) (a)	$6,795	$6,083	11.7%
Cargo, mail and other	552	539	2.4%
	7,347	6,622	10.9%

Operating Expenses:
Wages, salaries and related costs	2,102	2,319	(9.4)%
Aircraft fuel and related taxes	1,134	1,013	11.9%
ExpressJet capacity purchase, net	992	-	NM
Aircraft rentals	666	671	(0.7)%
Landing fees and other rentals	488	469	4.1%
Commissions, booking fees, credit card discount and other distribution costs	416	396	5.1%
Maintenance, materials and repairs	321	395	(18.7)%
Depreciation and amortization	312	336	(7.1)%
Passenger servicing	229	224	2.2%
Security fee reimbursement (b)	-	(176)	NM
Special charges (c)	107	79	35.4%
Other	648	708	(8.5)%
	7,415	6,434	15.2%

Operating Income (Loss)	(68)	188	NM

Nonoperating Income (Expense):
Interest expense	(292)	(296)	(1.4)%
Interest capitalized	11	19	(42.1)%
Interest income	19	13	46.2%
Equity in the income of affiliates	46	10	NM
Gain on dispositions of ExpressJet Holdings shares	-	173	NM
Other, net	50	(1)	NM
	(166)	(82)	NM

Income (Loss) before Income Taxes and Minority Interest	(234)	106	NM
Income Tax Benefit (Expense)	77	(75)	NM
Minority Interest	-	(40)	NM
Net Loss	$ (157)	$ (9)	NM

Basic and Diluted Loss per Share	$ (2.38)	$(0.14)	NM

Shares used for Basic and Diluted computation	66.1	65.4	1.1%
  The fees and taxes are primarily U.S. federal transportation taxes, federal security charges, airport passenger facility charges and foreign departure taxes.
  The Company received $176 million for the reimbursement of security fees in the second quarter of 2003.
  In the first nine months of 2004, the company recorded special charges of $107 million primarily related to the retirement of twelve leased MD-80 aircraft and the termination of a services agreement. In the first nine months of 2003, the company recorded a $65 million impairment charge associated with MD-80 fleet and spare parts associated with retired aircraft and $14 million of expenses associated with the deferral of Boeing 737 aircraft deliveries.

Note: 2003 amounts include the consolidation of ExpressJet while 2004 does not.

CONTINENTAL AIRLINES, INC. AND SUBSIDIARIES

STATISTICS

	Three Months Ended September 30,		Increase/
	2004	2003	(Decrease)

Mainline Operations:
Onboard passengers (thousands) (a)	11,182	10,826	3.3%
Revenue passenger miles (millions)	17,923	16,436	9.0%
Available seat miles (millions)	21,979	20,550	7.0%
Cargo ton miles (millions)	250	221	13.1%

Passenger load factor:
Mainline	81.5%	80.0%	1.5 pts.
Domestic	81.3%	80.1%	1.2 pts.
International	81.8%	79.8%	2.0 pts.

Passenger revenue per available seat mile (cents)	8.97	8.94	0.3%
Total revenue per available seat mile (cents)	9.83	9.79	0.4%
Average yield per revenue passenger mile (cents)	11.00	11.18	(1.6)%

Cost per available seat mile (cents) (b)	9.45	9.01	4.9%
Special charge expense per available seat mile (cents)	0.10	-	NM
Cost per available seat mile, holding fuel rate constant (cents) (b)	8.92	9.01	(1.0)%

Average price per gallon of fuel, excluding fuel taxes (cents)	115.78	81.52	42.0%
Average price per gallon of fuel, including fuel taxes (cents)	119.85	85.65	39.9%
Fuel gallons consumed (millions)	345	330	4.5%

Actual aircraft in fleet at end of period	352	352	-
Average length of aircraft flight (miles)	1,358	1,299	4.5%
Average daily utilization of each aircraft (hours)	10:05	9:38	4.7%

Regional Operations:
Onboard passengers (thousands) (a)	3,680	3,133	17.5%
Revenue passenger miles (millions)	1,999	1,605	24.5%
Available seat miles (millions)	2,695	2,269	18.8%
Passenger load factor	74.2%	70.8%	3.4 pts.
Passenger revenue per available seat mile (cents)	15.01	15.33	(2.1)%
Actual aircraft in fleet at end of period	240	218	10.1%

Consolidated Statistics (Mainline and Regional):
Onboard passengers (thousands) (a)	14,862	13,959	6.5%
Passenger load factor	80.7%	79.1%	1.6 pts.
Breakeven passenger load factor (c)	81.4%	69.8%	11.6 pts.
Passenger revenue per available seat mile (cents)	9.63	9.58	0.5%

  Revenue passengers measured by each flight segment flown.
  Includes impact of special charges.
  The percentage of seats that must be occupied by revenue passengers in order for us to breakeven on a net income basis. Special charges of $22 million in the third quarter 2004 and the gain on the dispositions of ExpressJet Holdings shares of $173 million included in the third quarter 2003 resulted in an increase (decrease) in the consolidated breakeven load factor of 0.9 and (7.3) percentage points, respectively.

CONTINENTAL AIRLINES, INC. AND SUBSIDIARIES

STATISTICS

	Nine Months Ended September 30,		Increase/
	2004	2003	(Decrease)

Mainline Operations:
Onboard passengers (thousands) (a)	32,119	30,560	5.1%
Revenue passenger miles (millions)	49,466	44,383	11.5%
Available seat miles (millions)	63,796	58,794	8.5%
Cargo ton miles (millions)	748	679	10.2%

Passenger load factor:
Mainline	77.5%	75.5%	2.0 pts.
Domestic	77.3%	76.6%	0.7 pts.
International	77.9%	73.8%	4.1 pts.

Passenger revenue per available seat mile (cents)	8.81	8.76	0.6%
Total revenue per available seat mile (cents)	9.68	9.64	0.4%
Average yield per revenue passenger mile (cents)	11.37	11.60	(2.0)%

Cost per available seat mile (cents) (b)	9.54	9.30	2.6%
Security fee reimbursement and fleet impairment losses and other special charges per available seat mile (cents)	0.17	(0.16)	NM
Cost per available seat mile, holding fuel rate constant (cents) (b)	9.21	9.30	(1.0)%

Average price per gallon of fuel, excluding fuel taxes (cents)	108.57	87.80	23.7%
Average price per gallon of fuel, including fuel taxes (cents)	112.64	92.01	22.4%
Fuel gallons consumed (millions)	1,007	943	6.8%

Actual aircraft in fleet at end of period	352	352	-
Average length of aircraft flight (miles)	1,326	1,269	4.5%
Average daily utilization of each aircraft (hours)	9:58	9:20	6.8%

Regional Operations:
Onboard passengers (thousands) (a)	10,110	8,368	20.8%
Revenue passenger miles (millions)	5,447	4,139	31.6%
Available seat miles (millions)	7,697	6,109	26.0%
Passenger load factor	70.8%	67.8%	3.0 pts.
Passenger revenue per available seat mile (cents)	15.22	15.31	(0.6)%
Actual aircraft in fleet at end of period	240	218	10.1%

Consolidated Statistics (Mainline and Regional):
Onboard passengers (thousands) (a)	42,229	38,928	8.5%
Passenger load factor	76.8%	74.8%	2.0 pts.
Breakeven passenger load factor (c)	80.0%	75.0%	5.0 pts.
Passenger revenue per available seat mile (cents)	9.50	9.37	1.4%

  Revenue passengers measured by each flight segment flown.
  Includes impact of special charges and security fee reimbursement.
  The percentage of seats that must be occupied by revenue passengers in order for us to breakeven on a net income basis. Special charges of $107 million in 2004 and the security fee reimbursement of $176 million, fleet impairment losses and other special charges of $79 million and the $173 million gain on dispositions of ExpressJet Holdings shares in 2003 resulted in an increase (decrease) in the consolidated breakeven load factor of 1.4 and (4.2) percentage points, respectively.

- more -

CONTINENTAL AIRLINES, INC. AND SUBSIDIARIES

EXPRESSJET DECONSOLIDATION IMPACT

(In millions of dollars)
	As Reported Three Months Ended September 30,		Components of Increase (Decrease)
			Increase (Decrease) related to ExpressJet	All Other Increase	% Increase/ (Decrease) Excluding
	2004	2003	Deconsolidation (a)	(Decrease)	ExpressJet

Operating Revenue:
Passenger	$2,377	$2,186	$ -	$191	8.7%
Cargo, mail and other	187	179	(1)	9	5.1%
	2,564	2,365	(1)	200	8.5%

Operating Expenses:
Wages, salaries and related costs	703	778	(92)	17	2.5%
Aircraft fuel and related taxes	414	333	(50)	131	46.3%
ExpressJet capacity purchase, net	347	-	288	59	20.5%
Aircraft rentals	224	225	-	(1)	(0.4)%
Landing fees and other rentals	169	165	(28)	32	23.4%
Commissions, bookings fees, credit card discounts and other distribution costs	139	131	-	8	6.1%
Maintenance, materials and repairs	107	135	(33)	5	4.9%
Depreciation and amortization	104	110	(5)	(1)	(1.0)%
Passenger servicing	84	81	(3)	6	7.7%
Special charges	22	-	-	22	NM
Other	227	233	(31)	25	12.4%
	2,540	2,191	46	303	13.5%

Operating Income	24	174	(47)	(103)	(81.1)%

Nonoperating Income (Expense)	(40)	87	15	(142)	NM

Income (Loss) before Income Taxes and Minority Interest	(16)	261	(32)	(245)	NM

Income Tax Benefit (Expense)	-	(113)	17	96	NM

Minority Interest	-	(15)	15	-	NM

Net Income (Loss)	$ (16)	$ 133	$ -	$(149)	NM

  Represents increase (decrease) in amounts had ExpressJet been deconsolidated in 2003 and reported using the equity method of accounting at the 53.1% ownership interest in effect at that time.

CONTINENTAL AIRLINES, INC. AND SUBSIDIARIES

EXPRESSJET DECONSOLIDATION IMPACT

(In millions of dollars)
	As Reported Nine Months Ended September 30,		Components of Increase (Decrease)
			Increase (Decrease) related to ExpressJet	All Other Increase	% Increase/ (Decrease) Excluding
	2004	2003	Deconsolidation (a)	(Decrease)	ExpressJet

Operating Revenue:
Passenger	$6,795	$6,083	$ -	$712	11.7%
Cargo, mail and other	552	539	(3)	16	3.0%
	7,347	6,622	(3)	728	11.0%

Operating Expenses:
Wages, salaries and related costs	2,102	2,319	(261)	44	2.1%
Aircraft fuel and related taxes	1,134	1,013	(145)	266	30.6%
ExpressJet capacity purchase, net	992	-	821	171	20.8%
Aircraft rentals	666	671	-	(5)	(0.7)%
Landing fees and other rentals	488	469	(75)	94	23.9%
Commissions, bookings fees, credit card discounts and other distribution costs	416	396	-	20	5.1%
Maintenance, materials and repairs	321	395	(97)	23	7.7%
Depreciation and amortization	312	336	(15)	(9)	(2.8)%
Passenger servicing	229	224	(9)	14	6.5%
Security fee reimbursement	-	(176)	3	173	NM
Special charges	107	79	-	28	35.4%
Other	648	708	(90)	30	4.9%
	7,415	6,434	132	849	NM

Operating Income (Loss)	(68)	188	(135)	(121)	NM

Nonoperating Income (Expense)	(166)	(82)	45	(129)	NM

Income (Loss) before Income Taxes and Minority Interest	(234)	106	(90)	(250)	NM

Income Tax Benefit (Expense)	77	(75)	50	102	NM

Minority Interest	-	(40)	40	-	NM

Net Loss	$(157)	$ (9)	$ -	$(148)	NM

  Represents increase (decrease) in amounts had ExpressJet been deconsolidated in 2003 and reported using the equity method of accounting at the 53.1% ownership interest in effect at that time.

CONTINENTAL AIRLINES, INC. AND SUBSIDIARIES

NON-GAAP FINANCIAL MEASURES

Net Income (Loss) (in millions of dollars)	Three Months Ended September 30, 2004

Net income (loss)	$(16)

Adjustment for special charges	22

Net income excluding special charges (a)	$ 6

Earnings (Loss) per Share	Three Months Ended September 30, 2004

Diluted loss per share	$(0.24)

Adjustment for special charges per share	0.32

Diluted earnings per share, excluding special charges (a)	$ 0.08

	Three Months Ended September 30,		% Increase/
CASM Mainline Operations	2004	2003	(Decrease)

Cost per available seat mile (CASM) (cents)	9.45	9.01	4.9%

Adjustment for special charges (cents)	(0.10)	-

CASM excluding special charges (cents) (a)	9.35	9.01	3.8%

Less: Current year fuel cost per available seat mile (cents) (b)	(1.88)	-
Add: Current year fuel cost at prior year fuel price per available seat mile (cents) (b)	1.35	-

CASM excluding special charges and holding fuel rate constant (cents) (a) (b)	8.82	9.01	(2.1)%

	Nine Months Ended September 30,		% Increase/
CASM Mainline Operations	2004	2003	(Decrease)

Cost per available seat mile (CASM) (cents)	9.54	9.30	2.6%

Less: Current year fuel cost per available seat mile (cents) (b)	(1.78)	-
Add: Current year fuel cost at prior year fuel price per available seat mile (cents) (b)	1.45	-

CASM holding fuel rate constant (cents) (a)	9.21	9.30	(1.0)%

  These financial measures provide management and investors the ability to measure and monitor Continental's performance on a consistent basis.
  Both the cost and availability of fuel are subject to many economic and political factors and are therefore beyond our control, therefore these financial measures provide management and investors the ability to measure and monitor Continental's performance on a consistent basis.

# # #